UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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145 Hunter Drive, Wilmington, Ohio 45177
NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
TO BE HELD MAY 11, 2012
Notice is hereby given that the 2012 annual meeting of the stockholders of Air Transport Services Group, Inc., a Delaware corporation (the “Company”), has been called and will be held on May 11, 2012, at 11:00 a.m., local time, at the Boyd Cultural Arts Center/Heiland Theatre, Wilmington College, 1870 Quaker Way, Wilmington, Ohio 45177, for the following purposes:

1.	To elect two directors to the Board of Directors each for a term of three years;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for fiscal year 2012;

3.	To hold an advisory vote on executive compensation; and

4.	To attend to such other business as may properly come before the meeting and any adjournments thereof.
We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2011 Annual Report. We believe that this process allows us to provide our stockholders with the necessary information while reducing our costs and lessening the environmental impact of the annual meeting. The Notice contains instructions on how to access the Proxy Statement and Annual Report over the Internet. The Notice also contains instructions on how to request a paper copy of the proxy materials.
The foregoing matters are described in more detail in the Proxy Statement that is available at http://www.proxyvote.com.
At the meeting, we will also report on the Company’s business results for 2011 and the first quarter of 2012 as well as other matters of interest to stockholders.
Only holders of record, as of the close of business on March 14, 2012, of shares of common stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof.

By Order of the Board of Directors

/s/ W. Joseph Payne
Wilmington, Ohio	W. JOSEPH PAYNE
March 30, 2012	Secretary
YOU ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY ALSO REQUEST A PAPER COPY OF THESE MATERIALS, WHICH WILL INCLUDE A PROXY CARD. THEN, YOU MAY VOTE BY FILLING IN, SIGNING AND RETURNING THE PROXY CARD IN THE PROVIDED ENVELOPE.

PROXY STATEMENT
AIR TRANSPORT SERVICES GROUP, INC.
145 Hunter Drive, Wilmington, Ohio 45177
ANNUAL MEETING OF STOCKHOLDERS, MAY 11, 2012
This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Air Transport Services Group, Inc., a Delaware corporation (the “Company” or “ATSG”), for use at the annual meeting of stockholders to be held at the Boyd Cultural Arts Center/Heiland Theatre, Wilmington College, 1870 Quaker Way, Wilmington, Ohio 45177, at 11:00 a.m., local time, on Friday, May 11, 2012, and at any adjournments thereof. Proxies may be solicited in person, by telephone or mail, and the costs thereof will be borne by the Company.
The proxy materials, including this Proxy Statement, proxy card and the Company’s 2011 Annual Report, are being distributed and made available on or about March 30, 2012. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders access to proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about March 30, 2012 to stockholders of record who owned common stock at the close of business on March 14, 2012. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice.
At the annual meeting, the holders of shares of common stock of the Company will (1) vote to elect two directors for terms of three years and until their successors have been elected and qualified, (2) vote on a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2012, (3) hold an advisory vote on executive compensation, and (4) transact such other business as may properly come before the meeting and any adjournments thereof.

VOTING AT THE MEETING

Voting Rights and Outstanding Shares
Only holders of record of shares of common stock of the Company as of the close of business on March 14, 2012, will be entitled to notice of and to vote at the meeting and any adjournments thereof. The common stock is the only class of voting securities of the Company currently outstanding. Each share of common stock is entitled to one vote at the meeting on all matters properly presented at the meeting. On March 14, 2012, there were 64,266,489 shares of common stock outstanding. At the meeting, the presence in person or by proxy of a majority of the outstanding shares is required for a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Voting Procedures
Most stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy or voting instruction card to see which options are available to you and how to use them. The deadline for voting by telephone or over the Internet is 11:59 p.m. ET, on May 10, 2012. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Stockholders whose shares are held in the name of a broker or other nominee and wish to vote in person at the meeting will need to obtain a signed proxy form from the institution that holds their shares.

Vote Required
Proposal 1: Election of Directors. The two nominees for director who receive the most votes of all the votes cast for directors will be elected. This means that if you do not vote for a particular nominee, or if you withhold authority to vote for a particular nominee when voting your proxy, your vote will not count for or against the nominee. If a listed nominee becomes unavailable, the persons named in the proxy may vote for any substitute designated by the Nominating and Governance Committee; however, the Board has no reason at this time to anticipate that this will occur.
Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes represented at the annual meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2012 fiscal year. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote against this proposal.
Proposal 3: Advisory Vote on Executive Compensation. The affirmative vote of a majority of the votes represented at the annual meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify this proposal. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote against this proposal.
If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. Unless a stockholder provides specific instructions to withhold votes from a nominee for director, the persons named in the proxy will be authorized to vote the shares represented thereby FOR the election of the Board’s nominees for director. To the extent specific instructions are not given with respect to Proposals 2 and 3, the shares represented by the proxy will be voted FOR the proposal.

Shares Registered in the Name of a Broker
Brokerage firms holding shares in street name for customers are required to vote such shares in the manner directed by their customers. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares. A “broker non-vote” occurs when a stockholder of record, such as a broker or bank, does not vote on a proposal because it has not received voting instructions from the beneficial owner and does not have discretionary authority to vote on the proposal. The proposal for the election of directors and proposal 3 are not discretionary items, so you must provide instructions to your broker in order to cast a vote on those proposals. We do not expect broker non-votes on Proposal 2.

Revocability
You may revoke your proxy in one of the following ways: by voting in person at the annual meeting, by giving written notice of revocation to the Secretary of the Company prior to the voting, or by giving a later dated proxy (including by means of a telephone or Internet vote) at any time before the voting deadline, which is 11:59 PM ET, on May 10, 2012.

Confidentiality
It is the policy of the Company that all proxy cards, ballots and vote tabulations that identify the vote of a specific stockholder on any matter submitted for a vote of stockholders be kept secret from the Company and its directors, officers and employees, except when (a) disclosure is required by applicable law or regulation, (b) a stockholder expressly requests such disclosure, or (c) in a contested proxy solicitation.

Proxy Solicitation
Proxies may be solicited by directors, executive officers and other employees of the Company in person or by telephone, telegraph or mail only for use at the annual meeting. The Company has retained Georgeson, Inc. (“Georgeson”) to assist with the solicitation of proxies for a project management fee of $14,500, plus reimbursement for out-of-pocket expenses. The Company may also engage Georgeson to solicit proxies by telephone for a reasonable additional fee determined on a per-completed-call basis. All solicitation costs will be borne by the Company.

Proxy Tabulation
Proxies and ballots will be received and tabulated by, and the inspector of election will be from, an independent firm that is not affiliated with the Company. Subject to the above exceptions to the confidential voting policy, comments on written proxy cards will be provided to the Secretary of the Company without disclosing the vote unless the vote is necessary to understand the comment.

Separate Voting Materials
If you share an address with another stockholder and we sent you a notice of an intent to send you a householded mailing, you may receive multiple proxy cards but only one set of proxy materials (including our annual report to stockholders, 2011 Form 10-K, and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of documents now or in the future, you may write or call to request a separate copy of these materials from:
Air Transport Services Group, Inc.
145 Hunter Drive
Wilmington, Ohio 45177
Attn: Executive Assistant
Telephone: (937) 366-2296
Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request that in the future, we deliver to you a single copy of these materials.

Principal Stockholders
To the Company’s knowledge, as of March 14, 2012, only the following stockholders owned more than 5% of the outstanding common stock of the Company:
Common Stock Ownership of Certain Beneficial Owners

Name	Number of Shares		Percentage of Common Stock Outstanding(4)
Red Mountain Capital Partners LLC 10100 Santa Monica Boulevard, Suite 925 Los Angeles, California 90067	9,552,730	(1)	14.9%
Prescott Group Capital Management, LLC 1924 South Utica, Suite 1120 Tulsa, Oklahoma 74104-6529	5,420,629	(2)	8.4%
Northpointe Capital, LLC 101 W. Big Beaver, Suite 745 Troy, Michigan 48084	4,823,070	(3)	7.5%

(1)
Based on a Form 4 jointly filed with the SEC on August 30, 2011, by (i) Red Mountain Capital Partners LLC, a Delaware limited liability company (“RMCP LLC”), (ii) Red Mountain Capital Partners II, L.P., a Delaware limited partnership (“RMCP II”), (iii) Red Mountain Capital Partners III, L.P., a Delaware limited partnership (“RMCP III”), (iv) RMCP GP LLC, a Delaware limited liability company (“RMCP GP”), (v) Red Mountain Capital Management, Inc., a Delaware corporation (“RMCM”), and (vi) Willem Mesdag, a natural person and citizen of the United States of America, and information furnished to the Company by such persons. According to the Form 4 and the information furnished to the Company, (i) RMCP II beneficially owns, in the aggregate, 6,376,582 shares of ATSG common stock and has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition, of all such 6,376,582 shares; (ii) RMCP III beneficially owns, in the aggregate, 3,176,148 shares of ATSG common stock and has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition, of all such 3,176,148 shares; (iii) the common stock beneficially owned by RMCP II and RMCP III, when aggregated together, total 9,552,730 shares; and (iv) because each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to control RMCP II and RMCP III, each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have the power to vote or direct the vote, or dispose or direct the disposition of, all of the ATSG common stock beneficially owned by RMCP II and RMCP III. This stock ownership information was reported as of August 30, 2011. The reported amounts exclude 46,012 restricted stock units held by J. Christopher Teets in connection with his service on the Board of Directors.

(2)
Based solely on an Amendment No. 4 to Schedule 13G jointly filed with the SEC on February 7, 2012, by Prescott Group Capital Management, LLC, an Oklahoma limited liability company (“Prescott Capital”), Prescott Group Aggressive Small Cap, L.P., an Oklahoma limited partnership (“Prescott Small Cap”), Prescott Group Aggressive Small Cap II, L.P., an Oklahoma limited partnership (“Prescott Small Cap II” and, together with Prescott Small Cap, the “Small Cap Funds”) and Mr. Phil Frohlich, the principal of Prescott Capital. According to the filing, (i) the Amendment relates to shares of Common Stock purchased by the Small Cap Funds through the account of Prescott Group Aggressive Small Cap Master Fund, G.P., an Oklahoma general partnership (“Prescott Master Fund”), of which the Small Cap Funds are general partners; (ii) Prescott Capital serves as the general partner of the Small Cap Funds and may direct the Small Cap Funds, the general partners of the Prescott Master Fund, to direct the vote and disposition of the 5,420,629 shares of common stock held by the Prescott Master Fund; and (iii) as the principal of Prescott Capital, Mr. Frohlich may direct the vote and disposition of the 5,420,629 shares of common stock held by the Prescott Master Fund. This stock ownership information was reported as of December 31, 2011.

(3)
Based solely on a Schedule 13G filed with the SEC on February 10, 2012, Northpointe Capital, LLC ("Northpointe") reported aggregate beneficial ownership of approximately 7.5%, or 4,823,070 shares of ATSG Common Stock as of December 31, 2011. Northpointe reported that it possessed sole voting power of 3,414,476 shares and sole dispositive power of 4,823,070 shares. Northpointe also reported that it did not possess shared voting or dispositive power over any shares beneficially owned.

(4)	Based on 64,266,489 shares outstanding as of March 14, 2012.

PROPOSAL 1
ELECTION OF DIRECTORS
The Company’s Certificate of Incorporation provides for no fewer than three and no more than nine directors, as determined from time to time by the Board. The Company’s Board currently consists of eight members, divided into three classes as follows:
Class I (three positions with terms expiring in 2013):
James E. Bushman
Randy D. Rademacher
Jeffrey A. Dominick
Class II (three positions with terms expiring in 2014):
James H. Carey
John D. Geary
J. Christoper Teets
Class III (two positions with terms expiring in 2012):
Jeffrey J. Vorholt
Joseph C. Hete
At the annual meeting, two persons will be elected to fill the Class III positions, to hold office until the annual meeting of stockholders in 2015 and until their respective successors have been elected and qualified as provided under the Company’s Bylaws (the “Bylaws”). Messrs. Vorholt and Hete are presently directors of the Company and have been nominated to continue as directors.
Nominees for Director—Class III (Terms to Expire in 2015)
Jeffrey J. Vorholt, age 59, is an independent consultant and private investor. He was formerly a full-time faculty member at Miami University (Ohio) and concurrently an Adjunct Professor of Accountancy at Xavier University (Ohio), from 2001 to 2006. Mr. Vorholt, a CPA and attorney, was the Chief Financial Officer of Structural Dynamics Research Corporation from 1994 until its acquisition by EDS in 2001. Previously, he served as the Senior Vice President of Accounting and Information Systems for Cincinnati Bell Telephone Company and the Senior Vice President, Chief Financial Officer and Director for Cincinnati Bell Information Systems, which is now Convergys Corporation. Mr. Vorholt served as Director and Chairman of the Audit Committee for Softbrands, Inc., a global provider of enterprise-wide application software, from 2002 until its acquisition by Infor Global Solutions of Alpharetta, Georgia in 2009. Mr. Vorholt has been a Director of the Company since January 2004. He is the Chairman of the Audit Committee and is a member of the Compensation Committee. Among other qualifications, Mr. Vorholt has over thirty years of experience in accounting and financial management, and his knowledge and experience in that field make him a valuable asset to the Board of Directors, particularly through his service on the Audit Committee.
Joseph C. Hete, age 57, President and Chief Executive Officer of ATSG since October 2007 and Chief Executive Officer of ABX Air, Inc. since August 2003. He was the President of ABX Air, Inc. from January 2000 to February 2008 and the Chief Operating Officer of ABX Air, Inc. from January 2000 to August 2003. From 1997 until January 2000, he held the position of Senior Vice President and Chief Operating Officer of ABX Air, Inc. Mr. Hete served as Senior Vice President, Administration, of ABX Air, Inc. from 1991 to 1997, and Vice President, Administration, of ABX Air, Inc. from 1986 to 1991. He joined ABX Air, Inc. in 1980. Mr. Hete serves as a member of the Executive Committee. Among other qualifications, Mr. Hete brings to the Board a deep and extensive knowledge of the air cargo industry and the day-to-day operations of the Company through his years in various senior business leadership roles with the Company, including as Chief Executive Officer. He is able to keep the Board of Directors informed on the current state of the Company by serving as a director.

Continuing Directors—Not Standing for Election This Year
Class I (Terms to Expire in 2013)
James E. Bushman, age 67, Chairman of Cast-Fab Technologies, Inc. and Chairman of Security Systems Equipment Corporation. He has served since 2005 as the Chairman of Cast-Fab Technologies, Inc., a privately held manufacturer of castings and precision sheet and plate metal fabrications, and previously served from 1988 to 2005 as the President and from 1988 to 2011 as the Chief Executive Officer. He has also served since 1999 as the Chairman of Security Systems Equipment Corporation, a privately held manufacturer of equipment for the banking and financial services industry, and previously served from 1999 to 2011 as the Chief Executive Officer. Mr. Bushman is also a Director of the Ohio National Fund, Inc. and The Dow Target Variable Fund, LLC, and was until recently a director of the Midland Company. He was the President of Carlisle Crane & Excavation, Inc., and the Executive Vice President of Carlisle Enterprises, from 1983 to 1988. Prior to that, Mr. Bushman was a CPA for Arthur Andersen & Co., where he served as a partner from 1977 to 1983, and as a manager from 1972 to 1977. He has been a Director of the Company since May 2004 and is the Chairman of both the Compensation Committee and Executive Committee and is a member of the Audit Committee. Among other qualifications, Mr. Bushman offers the Board of Directors considerable senior business leadership experience and a strong financial background which aids the Board and the committees on which he serves.
Randy D. Rademacher, age 55, Senior Vice President, Chief Financial Officer, of Reading Rock, Inc. He has served as the Senior Vice President, Chief Financial Officer, of Reading Rock, Inc., a privately owned manufacturer and distributor of concrete products, since May 2008. Mr. Rademacher was formerly the Chief Financial Officer for The Armor Group, a privately owned manufacturer of industrial and commercial products, from July 2006 to May 2008 and the President of Dynus Corporation, a privately owned telecommunications company, from June 2005 to October 2005. He also served as the President of Comair Holdings LLC, from 1999 to 2005. During his career at Comair Holdings LLC, Mr. Rademacher also held a number of other positions, including Senior Vice President and Chief Financial Officer from 1993 to 1999, Vice President of Finance from 1989 to 1993, Controller from 1986 to 1989, and Director of Corporate Finance from 1985 to 1986. Prior to that, Mr. Rademacher was a CPA for Arthur Andersen & Co. from 1979 to 1985. He has been a director of the Company since December 2006 and is the Chairman of the Nominating and Governance Committee and a member of the Audit Committee. Among other qualifications, Mr. Rademacher has substantial senior business leadership experience and expertise in the transportation industry from his service at Comair Holdings LLC. He also offers valuable insight on financial matters because of his work experience and accounting background.
Jeffrey A. Dominick, age 47, Managing Director and Head of Alternative Investments and Private Equity for Babson Capital Management LLC, a wholly owned subsidiary of the MassMutual Financial Group, since January 2011. Prior to his current role with Babson Capital Management LLC, Mr. Dominick worked in private equity for MassMutual Capital Partners, and has been active in debt and equity financing in various industry segments for both Babson Capital Management LLC and its parent company, MassMutual Capital Partners, since 2002. He also specialized in investing in airline and aircraft related transactions, with a focus as well in the transportation and logistics industries. Before joining MassMutual Financial Group in 2002, Mr. Dominick spent 13 years in leveraged and corporate finance for Deutche Bank Securities and The Chase Manhattan Bank N.A. He has been a director of the Company since February 2008 and is a member of the Nominating and Governance Committee and the Audit Committee. Among other qualifications, Mr. Dominick possesses specialized knowledge about the transportation industry and experience with financing and credit arrangements involving the airline industry.
Class II (Terms to Expire in 2014)
James H. Carey, age 79, Executive Vice President (Retired) of the Chase Manhattan Bank. Mr. Carey served as Managing Director of Briarcliff Financial Associates, a private financial advisory firm, from 1991 to 2002. He served as Chief Executive Officer of National Capital Benefits Corporation, a viatical settlement company, from March 1994 to December 1995. Mr. Carey was until recently a Director, the Chair of the Audit Committee, and a member of the Compensation Committee and the Nominating Committee of The Midland Company, a provider of specialty insurance products. He was a director of Airborne, Inc. from 1978 to August 2003, and was a member of its Compensation

Committee and Finance Committee. Mr. Carey has been the Chairman of the Board of the Company since May 2004, and has been a Director since August 2003. He is also a member of the Compensation Committee, the Nominating and Governance Committee, and the Executive Committee. Mr. Carey has played a critical role in the oversight of the work of management in the conduct of the Company’s business since his appointment as Chairman of the Board. Among other qualifications, Mr. Carey brings to the Board senior executive leadership and public company board experience, including considerable financial expertise.
John D. Geary, age 85, President and Chief Executive Officer (Retired) of Midland Enterprises, Inc. Mr. Geary served as President and Chief Executive Officer, and also as a Director, of Midland Enterprises, Inc., an inland marine transportation company, comprised of barge lines, shipyards and cargo loading terminals, from 1974 to 1988. He also served for 20 years on the Board of Directors of Fifth Third Bank, in Cincinnati, Ohio. Mr. Geary has been a Director of the Company since January 2004, and is a member of the Nominating and Governance Committee and the Compensation Committee. Among other qualifications, Mr. Geary brings to the Board extensive senior executive leadership experience in the shipping industry, which has greatly assisted the Board of Directors in its oversight of management’s operation of the Company, as well as public company board experience.
J. Christopher Teets, age 39, Partner of Red Mountain Capital Partners LLC ("Red Mountain"), a private investment fund manager, since February 2005. Before joining Red Mountain, Mr. Teets was an investment banker at Goldman Sachs & Co. Mr. Teets joined Goldman Sachs & Co. in 2000 and was made a Vice President in 2004. Prior to Goldman Sachs & Co., Mr. Teets worked in the investment banking division of Citigroup. He holds a bachelor’s degree from Occidental College and an MSc degree from the London School of Economics. Mr. Teets has also served as a director of Encore Capital Group, Inc., since May 2007, and as director of Marlin Business Services Corp, since May 2010. Mr. Teets also previously served as a director of Affirmative Insurance Holdings, Inc., from August 2008 until September 2011. Red Mountain beneficially owns approximately 9,552,730 common shares of the Company, or approximately 14.9% of the Company’s 64.3 million shares outstanding. The Company and Red Mountain are parties to a confidentiality and standstill agreement that will remain in effect during Mr. Teets’ tenure as a board member of the Company, which agreement is more particularly described under "Corporate Governance and Board Matters" below. Mr. Teets has been a Director of the Company since February 19, 2009, and is a member of the Compensation Committee and the Nominating and Governance Committee. Among other qualifications, Mr. Teets brings to the Board significant business and investment banking experience as well as public company board experience, which helps the Board of Directors better understand the financial needs and challenges facing the Company.

CORPORATE GOVERNANCE AND BOARD MATTERS
The Board of Directors held 14 meetings during 2011 and each director participated in at least 95% of the board meetings and meetings of the committees of the Board on which he served during the year. Directors are expected to attend board meetings, meetings of the committees on which they serve and the annual meeting of stockholders. All of the directors then in office attended the Company’s 2011 annual meeting, except for Mr. Carey, who was unable to travel for health reasons.

Independence
The Board has determined that each of the current directors, except Joseph C. Hete (by virtue of his employment as President and Chief Executive Officer of the Company), has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the independence standards of the SEC, NASDAQ and the Certificate of Incorporation, as currently in effect.
In considering the independence of Mr. Teets, the Board considered the fact that he is a Partner of Red Mountain Capital Partners, LLC ("Red Mountain"), the beneficial owner of approximately 14.9% of the Company’s outstanding shares, and concluded that his relationship with Red Mountain does not impact his independence as a director of the Company. In reaching this conclusion, the Board took into account the fact that the Company and Red Mountain are parties to a confidentiality and standstill agreement that will remain in effect during Mr. Teets’ tenure as a board member of the Company. The agreement provides for the Company to disclose certain proprietary information to Red Mountain, and imposes confidentiality obligations on Red Mountain with respect to such information and restrictions on its ability to (i) acquire or agree to acquire, directly or indirectly, more than 14.9% of the issued and outstanding common stock of the Company or any assets of the Company or subsidiary or division thereof; (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote, as such terms are used in the rules of the SEC, or seek to advise or influence any person with respect to the voting of any securities of the Company; (iii) nominate or seek to nominate, directly or indirectly, any person to the Board of Directors; (iv) make any public announcement with respect to, or submit a proposal for, or offer of, any extraordinary transaction involving the Company or any of its securities or assets, (v) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; (vi) otherwise act or seek to control or influence the Board of Directors or the management or policies of the Company, (vii) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in (i) through (v) above; or (viii) request for the Company, directly or indirectly, to amend or waive any of the foregoing provisions.

Director Compensation
The Company uses a combination of cash and long-term incentive compensation to attract and retain qualified candidates to serve on the Board. The Compensation Committee recommends to the Board for its approval the form and amount of compensation paid to the non-employee directors. The Committee reviews the compensation arrangements of the directors on an annual basis, which review includes an evaluation prepared on an annual or bi-annual basis by Towers Watson, a national compensation consulting firm, retained by the Compensation Committee. The evaluation considers the compensation arrangements for the directors of similar companies. Like the executive officers, the directors are also subject to minimum stock ownership requirements. Each director is required to own stock and/or restricted stock units equal to a multiple of his annual retainer within a specified time period after his election to the Board.

Cash Compensation
During 2011, non-employee directors received an annual fee of $30,000, plus $1,500 for each board and committee meeting attended. The Chairman of the Board and the Chair of each of the standing committees of the Board also received an additional annual fee. In 2011, the Compensation Committee engaged Towers Watson, a national compensation consulting firm, to conduct a competitive review of the compensation paid to the non-employee directors and, based thereon, determined to increase (i) the annual fee for the Chairman of the Board from $60,000 to $65,000; (ii) the annual fee for the Chair of the Audit Committee from $15,000 to $17,000; and (iii) the annual fee for the respective Chairs of the Compensation Committee, Nominating and Governance Committee and Executive Committee from $4,000 to $5,000, effective on July 1, 2011. Directors also are reimbursed during the year for out-of-pocket expenses incurred in the performance of their duties as directors, such as travel, meal and lodging expenses.

Long-Term Incentive Compensation
The long-term incentive compensation awards for the non-employee directors are comprised solely of restricted stock units. Since the approval of the Company’s Amended and Restated 2005 Long-Term Incentive Plan (the "LTI Plan"), the Board has granted restricted stock unit awards to the Company’s non-employee directors on an annual basis under the terms of the LTI Plan. The size of the grants are determined by the Board and are based on the Company’s performance during the prior year and a periodic evaluation of the compensation arrangements of other companies prepared by Towers Watson.

Director Compensation Table
The table below summarizes the compensation paid by the Company to its non-employee directors for the fiscal year ended 2011.

Name(1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($)(3)	Total ($)
James H. Carey	139,000	75,001	214,001
James E. Bushman	91,500	75,001	166,501
Jeffrey A. Dominick	79,500	75,001	154,501
John D. Geary	57,000	75,001	132,001
Randy D. Rademacher	84,000	75,001	159,001
J. Christopher Teets	57,000	75,001	132,001
Jeffrey J. Vorholt	82,000	75,001	157,001

(1)
Joseph C. Hete, the Company’s President and Chief Executive Officer, is not included in this table since he is an employee of the Company and, therefore, receives no compensation for his services as a director.

(2)
The Board has the authority to appoint such additional committees as it may from time-to-time determine. In 2011, the Board appointed an additional committee, composed of James H. Carey, Chair, James E. Bushman, Jeffrey A. Dominick and Randy D. Rademacher, that held 10 meetings during the year.

(3)
Each director was awarded 9,091 restricted stock units. The restricted stock units are being reported in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 Compensation—Stock Compensation. The value of the awards is based on information included in Note L to the Company’s audited financial statements for the fiscal year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2012.

Long-Term Incentive Compensation Grants for 2012

The Compensation Committee authorized the grant of awards to the non-employee directors under the LTI Plan for 2012 at the close of the market on the third full trading day after the issuance of the Company's earnings for the fourth quarter and year-ended December 31, 2011. On that date, which was March 8, 2012, the non-employee directors were each granted 13,321 restricted stock units. The closing market price of our common stock on that date was $5.63 per share.

Board Committees
The Board has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee and Executive Committee. The Audit Committee, Compensation Committee and Nominating and Governance Committee each consists exclusively of non-employee directors, and all of the committees, including the Executive Committee, are chaired by a non-employee director.

Audit Committee
The Company has a separately designated standing Audit Committee. The Audit Committee is currently composed of Jeffrey J. Vorholt, Chair, James E. Bushman, Jeffrey A. Dominick and Randy D. Rademacher. Jeffrey J. Vorholt has been the Chair of the Audit Committee since January 29, 2004. The Board has determined that Jeffrey J. Vorholt is an “audit committee financial expert” as defined in the rules under the Securities Exchange Act of 1934, as amended, and that he is independent.
The Audit Committee is generally charged with the appointment, compensation, retention, evaluation, and oversight of the work of the independent registered public accounting firm; reviewing and discussing with management and the independent registered public accounting firm the Company’s annual audited and quarterly consolidated financial statements; reviewing the internal audit function; overseeing the integrity, adequacy and effectiveness of the Company and its subsidiaries’ internal accounting and financial controls; and approving and monitoring the Company and its subsidiaries’ compliance with its codes of conduct. Also, in the performance of its oversight function, the Audit Committee reviews the Company and its subsidiaries’ compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee works closely with management as well as the Company’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Committee held seven meetings during 2011.
The Audit Committee performs its work under the guidance of a written charter that was initially approved by the Audit Committee and the Board in August 2003 and was most recently amended in February 2009. The charter of the Audit Committee is available through our Internet website at http://www.atsginc.com.
The Audit Committee has furnished the following report.

Audit Committee Report
This report will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference and will not be deemed soliciting material or deemed filed under those Acts.
In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2011, with management and the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee has also discussed with the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114, as currently amended. The Audit Committee also discussed with Deloitte & Touche LLP matters relating to its independence and has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Ethics and Independence Rule 3526, "Communication with Audit Committees Concerning Independence," as currently in effect.
Based upon the review and discussions described in this report, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission.
Respectfully submitted,
The Audit Committee
Jeffrey J. Vorholt, Chair
James E. Bushman
Jeffrey A. Dominick
Randy D. Rademacher

Compensation Committee
The Compensation Committee is currently composed of James E. Bushman, Chair, James H. Carey, John D. Geary, J. Christopher Teets and Jeffrey J. Vorholt. The Compensation Committee is responsible for reviewing, evaluating and making recommendations to the full Board regarding the Company and its subsidiaries’ overall compensation policies and establishing performance-based incentives that support long-term strategic goals, organizational objectives and stockholder interests. The Committee is also responsible for determining the compensation of the Chief Executive Officer based upon the achievement of goals and objectives that are approved by the Committee, and considering and approving the compensation arrangements for the other executive officers of the Company and its subsidiaries. This includes base salaries, short-term and long-term incentive awards, equity-related awards, participation in any deferred compensation or retirement plans or arrangements, benefits and perquisites. The Committee also evaluates the target performance goals for the non-executive senior officers and employees of the Company and its subsidiaries. In addition, the Committee oversees the administration of the Company and its subsidiaries' executive compensation plans, programs and arrangements, makes recommendations to the full Board with respect to succession planning for the Chief Executive Officer and other officers of the Company and its subsidiaries, and sets and reviews the compensation for the Board and committee members. The Committee held three meetings during 2011.
The Compensation Committee performs its work under the guidance of a written charter that was initially approved by the Compensation Committee and the Board in August 2003. The charter was most recently amended in February 2011. The Committee’s charter is available through our Internet website at http://www.atsginc.com.

Nominating and Governance Committee
The Nominating and Governance Committee is currently composed of Randy D. Rademacher, Chair, James H. Carey, Jeffrey A. Dominick, John D. Geary and J. Christopher Teets. The Committee is generally charged with identifying individuals qualified to become members of the Board in accordance with the criteria approved by the Board; making recommendations to the full Board with respect to director nominees for each annual meeting of the stockholders; developing and recommending to the Board a set of corporate governance principles applicable to the Company; and overseeing the evaluation of the Board and management. The Committee held two meetings during 2011.

The Nominating and Governance Committee performs its work under the guidance of a written charter that was initially approved by the Nominating and Governance Committee and the Board in March 2004 and was most recently amended in February 2010. The Committee’s charter is available through our Internet website at http://www.atsginc.com.

Executive Committee

The Executive Committee is currently composed of James E. Bushman, Chair, James H. Carey and Joseph C. Hete. The Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Committee is authorized to act for the full Board, subject to those limitations imposed by law, the Certificate of Incorporation and the Bylaws of the Company or the Board. The Committee's actions are generally limited to matters such as the authorization of transactions. The Committee held two meetings in 2011.

The Executive Committee performs its work under the guidance of a written charter that was initially approved by the Nominating and Governance Committee and the Board in May 2008. The Committee’s charter is available through our Internet website at http://www.atsginc.com.

Consideration of Nominees for Director

Director Qualifications
The Nominating and Governance Committee is responsible for reviewing and developing the Board’s criteria for evaluating and selecting new directors based on the needs of the Company from time to time. The criteria that will be used in connection with evaluating and selecting new directors will include the criteria set forth in the Company’s Corporate Governance Guidelines and in the Certificate of Incorporation. While these materials do not contain a formal diversity policy, the Corporate Governance Guidelines seek to ensure that candidates can work constructively with people holding diverse viewpoints and can tolerate opposing views. The Corporate Governance Guidelines are available through our Internet website at http://www.atsginc.com.
In addition to the criteria set forth in the Corporate Governance Guidelines, the Committee will consider whether the director candidate meets the definition of independence set forth under NASDAQ Marketplace rules, applicable law and the Certificate of Incorporation, as well as the candidate’s skills, occupation and experience in the context of the needs of the Board. The Board will nominate new directors only from candidates identified, screened and approved by the Nominating and Governance Committee. The Nominating and Governance Committee and the Board will take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual directors and making its recommendation to the Company’s stockholders. Service on boards of other organizations must be consistent with the Company’s conflict of interest policies applicable to directors as set forth in the “Core Requirements” of the “Code of Conduct for Conducting Business.”

Evaluation of Stockholder Nominees
The policy of the Nominating and Governance Committee is to consider for nomination by the Board, properly submitted stockholder recommendations of potential nominees for membership on the Board. In evaluating such nominees, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under “Director Qualifications.” There are no differences in the manner in which the Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder, except to the extent provided as follows: (1) such candidates must be able to meet with one or more members of the Committee and/or the Board upon request, and (2) the stockholder must provide: (a) all written materials that would be necessary for a stockholder to make a nomination pursuant to the Bylaws, which materials must be submitted no later than the time permitted for a stockholder to make a director nomination pursuant to the Bylaws; and (b) other information requested by the Company reasonably related to the recommended individual’s qualifications as a nominee.

Director Nominations by Stockholders
The Bylaws permit stockholders to nominate directors for consideration at an annual stockholders’ meeting without the prior recommendation of the Nominating and Governance Committee or the nomination of the Board. Stockholder nominations to the Board of Directors for the Annual Stockholders’ Meeting for 2013 must be forwarded to the Chairman of the Nominating and Governance Committee c/o Secretary, Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177, so as to be received not less than 90 days nor more than 120 days prior to the first anniversary of the annual stockholders’ meeting for 2012 (May 11, 2012); provided, however, that in the event the date of the annual stockholders’ meeting for 2013 is advanced or delayed by more than 30 days from such first anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nominations received after such date will be considered untimely. The written notice must satisfy certain requirements specified in the Bylaws. A copy of the Bylaws will be sent to any stockholder upon written request to the Secretary of the Company.

Corporate Governance Guidelines
The Company adopted a set of Corporate Governance Guidelines in February 2005 to help the Board fulfill its responsibility to stockholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interests of stockholders. The Guidelines are intended to ensure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The Guidelines address such topics as the composition of the Board, the selection of Board members, Board independence, the procedures relating to, and the conduct of, Board and committee meetings, the compensation of directors and the Chief Executive Officer, periodic self-evaluations of the Board and committees, and other practices. The Corporate Governance Guidelines are available through our Internet website at http://www.atsginc.com.

Code of Ethics for the CEO and CFO
The Company has adopted a Code of Ethics that sets forth the policies and business practices that apply to the Company’s Chief Executive Officer and Chief Financial Officer. The Code of Ethics is in compliance with SEC rules and addresses such topics as compliance with laws; full, fair, accurate and timely disclosure of financial results; professional, honest and ethical conduct; conflicts of interest; and reporting procedures and accountability. The Code of Ethics is available through our Internet website at http://www.atsginc.com.

Code of Conduct for Conducting Business
The Company has adopted a Code of Conduct for Conducting Business that sets forth the policies and business practices that apply to all of the Company’s employees and directors. The Code of Conduct addresses such topics as compliance with laws; moral and ethical conduct; equal employment opportunity; promoting a work environment free from harassment or discrimination; and the protection of intellectual property and proprietary information. The Code of Conduct for Conducting Business is available through our Internet website at http://www.atsginc.com.

Related Person Transactions
The Company does not have any related person transactions as defined by Regulation S-K Item 404(a). If any related person transactions arise, the Audit Committee will review and approve such transactions as it deems appropriate. This policy is set forth in the charter of the Audit Committee.

Executive Sessions
The independent directors of the Company meet in executive session (with no management directors or management present) on a regular basis and upon the request of one or more independent directors. The sessions are scheduled and chaired by the Chairman of the Board, who is an independent director. The executive sessions include whatever topics the independent directors deem appropriate.

Communications with the Board
Stockholders and other parties interested in communicating directly with the Company’s directors or with the non-management directors as a group may do so by writing to the Secretary of the Company at Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Board Leadership Structure
James H. Carey has served as Chairman of the Board of Directors since May 2004. The Board is aware that one of its responsibilities is to oversee Company management and make performance, risk and compensation related decisions regarding management. In order to appropriately balance the Board’s focus on strategic development with its management oversight responsibilities, the Board of Directors requires that the Chairman of the Board be a non-management, independent director. The Chairman of the Board manages the Board’s affairs, including organization, functional effectiveness, and fulfilling the Board’s responsibilities. The Chief Executive Officer is involved in this process by updating the Chairman of the Board and the Board in its entirety regarding the day-to-day management of the Company. While the Company has established separate roles for the Chairman of the Board and Chief Executive Officer, they both play a vital role in the management of the Company and must work closely in order to maximize the Company’s potential.
Our Corporate Governance Guidelines provide that (i) a majority of the directors of the Company shall be “independent directors” as that term is defined in the Corporate Governance Rules of the NASDAQ Global Market, Inc., (ii) the Chief Executive Officer will be the only employee of the Company who also serves as a director of the Company, and (iii) the Chairman of the Board should be a non-management, independent director.
As described above under “Independence,” seven of our eight directors are independent. In addition, all of the directors on each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent directors and all of the committees, including the Executive Committee, is led by an independent chair. The independent directors meet in executive session (with no management directors or management present) on a regular basis (typically at the time of each quarterly board meeting) and upon the request of one or more independent directors.
We have employed this leadership structure since becoming publicly traded in August 2003. We believe that (i) having a separate Chairman and Chief Executive Officer, (ii) a board with a majority of independent directors who regularly meet in executive session, (iii) an Audit Committee, Compensation Committee and Nominating and Governance Committee composed entirely of independent directors, and (iv) independent chairs for the Board’s Audit Committee, Compensation Committee, Nominating and Governance Committee and Executive Committee, provides the Board with the best form of leadership for ensuring that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management.

Board Role in Risk Oversight
The Board’s function of overseeing risk is handled primarily by the Audit Committee. The Audit Committee discusses risk assessment and risk management policies with management, internal auditors, and the independent auditors. This includes the oversight of the Company’s corporate compliance program, as well as the internal audit function.
The Company’s Senior Vice President, Corporate General Counsel and Secretary, reports directly to the Chief Executive Officer, providing him with visibility to the Company’s risk profile. The Board of Directors believes that the work undertaken by the Audit Committee enables the Board to effectively oversee the Company’s risk management function.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives
The Compensation Committee believes that the compensation paid to its executive officers should assist the Company in attracting and retaining talented leaders and encouraging a high level of effective and ethical management in the best interests of the Company and its stockholders, while at the same time avoiding the encouragement of unnecessary or excessive risk taking. To this end, the Compensation Committee strives to ensure that the Company’s executive compensation program is competitive with that of similarly situated companies and rewards the achievement of short and long-term goals that align the interests of its executives and stockholders in seeking to increase stockholder value.
Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal year 2011, as well as the other individuals included in the “Summary Compensation Table” below, are referred to as the “named executive officers.”

Chief Executive Officer’s Role in the Compensation Decision Process
The Compensation Committee considers recommendations from the Chief Executive Officer with respect to the named executive officers’ base salaries and the performance measures to be utilized under the Company's short-term incentive compensation plan. In making his recommendations, the Chief Executive Officer utilizes the peer group analysis described below and completes an objective and subjective review of each executive’s responsibilities and performance over the prior year. The Chief Executive Officer plays no role in the compensation process with respect to his own compensation.

Establishing Compensation Levels
The Compensation Committee ordinarily meets during the first half of each year to establish the base salaries for each of the executive officers and to approve incentive awards for the previous year based upon previously established performance goals. All changes to base salaries are typically effective on July 1 for the year in which they are set. The Compensation Committee typically authorizes the grant of awards at the close of the market on the third full trading day after the issuance of the Company’s earnings for the fourth quarter and year-end.
During its first quarter meeting, the Compensation Committee also typically establishes incentive goals for the current year based upon the Chief Executive Officer’s recommendations.

Compensation Consultant
In 2011, the Compensation Committee engaged Towers Watson, a national compensation consulting firm, to conduct a competitive assessment of certain executive positions within the Company and its subsidiaries, including those positions held by the named executive officers. The Compensation Committee, in consultation with the Chief Executive Officer, utilized this assessment in evaluating the ongoing competitiveness of the Company’s compensation arrangements for 2011.

The assessment prepared by Towers Watson included a proxy analysis of 14 publicly-traded transportation industry competitors and regional airlines for the Company’s named executive officers (“peer group analysis”). The companies utilized in the peer group analysis were:

• AirTran Holdings, Inc. • Alaska Air Group, Inc. • Atlas Air Worldwide Holdings, Inc. • Forward Air Corp. • Hawaiian Holdings, Inc. • Hub Group, Inc. • JetBlue Airways Corp.	• Pacer International, Inc. • Park Ohio Holdings Corp. • Pinnacle Airlines Corp. • Republic Airways Holdings, Inc. • Sky West, Inc. • US Airways Group, Inc. • UTi Worldwide, Inc.
The assessment also included transportation/services and general industry survey data published by Towers Watson, which was adjusted to reflect ATSG's revenue size. The services industry data was used when transportation data was not available. Neither ATSG nor Towers Watson created any specific peer groups from the survey data for benchmarking purposes. In addition to the peer group analysis and survey data, the assessment included information regarding general executive compensation trends.
Based upon this assessment, compensation guidelines were established for the named executive officers, providing data on the 25th, 50th (median) and 75th percentile pay levels in the competitive market. The Compensation Committee has identified the 50th (median) percentile as the targeted pay level.
The peer group analysis constituted a material component of the Compensation Committee’s evaluation of the Company’s compensation arrangements for 2011 with respect to the named executive officers.

Compensation and Risk

The Board of Directors, in consultation with the Compensation Committee and management, believes that the Company's compensation policies and practices, including the Company's executive compensation program, do not create risks that are reasonably likely to have a material adverse effect on the Company. The Board believes that the following characteristics of the Company's compensation policies and practices are effective in reducing the possibility of the executive officers, individually or as a group, making excessively-risky business decisions that could maximize short term results at the expense of long-term value:

•
The base salaries the Company pays to its executive officers are generally consistent with salaries paid for comparable positions in the Company's industry, and provides the Company's executive officers with a steady income while reducing the incentive to take risks in pursuit of short-term benefits.

•
The Company's short-term and long-term incentive compensation plans are well-defined and based on non-discretionary formulas that respectively cap the maximum bonus and shares that may be earned, thereby reducing the incentive for excessive risk taking.

•	The Company's executive compensation program is designed to include a significant level of long-term incentive compensation, which discourages short-term risk taking.

•	The performance period and vesting schedule for long-term incentives overlap, which reduces the motivation to maximize performance in any one period.

•
The Compensation Committee retains an external executive compensation consultant at least every two years to advise it on market practices and the suitability of its compensation actions and decisions.

•
The Company has adopted a Code of Ethics for the Chief Executive Officer and Chief Financial Officer, a Code of Conduct for Conducting Business and a Corporate Compliance Plan that are designed to reinforce the balanced compensation objectives established by the Committee.

•
The Company has adopted stock ownership guidelines for its executive officers, which the Board believes helps to align the interests of the executive officers with the interests of stockholders, and thereby discourages excessive risk taking.

•
With the exception of change of control agreements, the Company does not maintain employment or severance agreements with any of the named executive officers. Each of the named executive officers is employed at will and is expected to perform in order to continue serving as a member of the executive team.

Advisory Votes on Executive Compensation
At the Annual Meeting in 2011, in accordance with recently adopted amendments to the Securities Exchange Act of 1934, the Company held an advisory vote on the executive compensation reported in its proxy statement for that year as well as an advisory vote on the frequency of future advisory votes on executive compensation. At that meeting, the Company's stockholders' approved the advisory resolution on the Company's executive compensation as reported in its proxy statement for 2011 and also voted to conduct future advisory votes on executive compensation every year. While the advisory resolutions were non-binding, the Compensation Committee and the Board of Directors intends to review and consider the voting results with respect to advisory votes on executive compensation when making future decisions regarding the Company's executive compensation program and to hold future advisory votes on executive compensation every year.

Components of Executive Compensation for 2011
The Company’s executive compensation and benefits package consists of direct compensation (base salary, short-term cash incentives and long-term equity-based incentives) and Company-sponsored retirement and benefit plans. The components of the named executive officers’ compensation packages are designed to contribute to a total package that is competitive, appropriately performance-based, and valued by the Company’s executive. The Compensation Committee strives to align the mix of executive officer compensation between cash and non-cash or short-term and long-term incentive compensation with the competitive benchmarking described above.
At the Annual Meeting in 2011, the Company's stockholders' overwhelmingly approved an advisory resolution on the Company's executive compensation as reported in its proxy statement for that year. The Compensation Committee considered the voting results in evaluating its executive compensation program for 2011 and determined to maintain the current program.

Base Salary
The Company provides the named executive officers with a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee determines the base salary for the Chief Executive Officer and the other named executive officers, although the latter are determined in consultation with the Chief Executive Officer. The Compensation Committee typically reviews the base salaries of the named executive officers sometime during the first half of the year as part of the Company’s performance review process, as well as in the event of a promotion or other change in job responsibilities. This review primarily takes into account a compensation analysis, like the Towers Watson analysis described above; an internal review of the executive’s compensation, both on an individual basis and relative to other executives; and the individual performance of the executive, as evaluated by the Chief Executive Officer. Notwithstanding the foregoing, the CEO of ATSG declined a proposed increase in his base salary each year from 2006 through 2010. Further, his base salary was reduced at his request in December 2008. The Compensation Committee intends to review the base salaries of the Company's named executive officers during the first half of 2012.
The base salaries paid to the named executive officers in 2011 are set forth in the “Salary” column of the “Summary Compensation Table” below.

Short-Term Incentive Compensation
During 2011, the Company's executives, including the named executive officers, had the potential to earn incentive compensation under the Company’s Executive Incentive Compensation Plan (the “EIC Plan”). The purpose of the EIC Plan is to incentivize executive management to achieve short-term corporate goals. Under the EIC Plan, participants are eligible to receive a cash bonus utilizing a non-discretionary formula that establishes a bonus amount, expressed as a percentage of base salary, based upon the extent of achievement of two or more performance measures that are prescribed under the EIC Plan. The performance measures selected, and the relevant weight given to each such performance measure, may vary by participant. The cash-incentive bonus opportunity for each participant varies depending upon the position held and ranges from 4% to 130% of the participant's base salary earned during the year. The threshold, target and maximum bonus potentials for the named executive officers included the following:

Named Executive Officer	Threshold	Target	Maximum
Joseph C. Hete	4% of base salary	78% of base salary	130% of base salary
Quint O. Turner	4% of base salary	60% of base salary	100% of base salary
W. Joseph Payne	4% of base salary	60% of base salary	100% of base salary
Richard F. Corrado	4% of base salary	60% of base salary	100% of base salary
John W. Graber	4% of base salary	60% of base salary	100% of base salary
The Compensation Committee determines the performance measures for the Chief Executive Officer and the other named executive officers, although the latter are determined in consultation with the Chief Executive Officer. The performance measures pertaining to Messrs. Hete, Turner, Payne and Corrado for 2011 were based upon the Company's earnings before interest and taxes ("ATSG EBIT") and the achievement of goals associated with the other matters described in the following table (the "Other Performance Measures"). The performance measures pertaining to Mr. Graber for 2010 were based upon the amount of ABX Air's earnings before interest and taxes ("ABX EBIT") and ABX Air's level of service performance under its primary commercial agreement with its largest customer, DHL Network Operations (USA), Inc. ("Service Performance"). The Compensation Committee determined that Mr. Hete had achieved 90% of the performance measure based on ATSG EBIT and 80% of the goals associated with the Other Performance Measures; and that (ii) Messrs. Turner, Payne and Corrado had each achieved 90% of the performance measure based on ATSG EBIT and 90% of the goals associated with the Other Performance Measures. Mr. Graber was ineligible to receive incentive compensation under the EIC Plan for 2011 due to resignation from ABX Air on July 8, 2011. The following table shows for each of the named executive officers (i) the performance measures utilized; (ii) the relevant weight given to the performance measures based on ATSG EBIT, ABX EBIT, Service Performance and in the aggregate for the Other Performance Measures; (iii) the potential bonus amounts, at threshold, target and maximum, for the achievement of the performance measures based on ATSG EBIT, ABX EBIT, Service Performance and in total for the Other Performance Measures; and (iv) the actual cash incentive bonus achieved for the performance measures under the EIC Plan for 2011:

	Component of 2011 Bonus	Potential Bonus Attainment			Actual 2011 Bonus
		Minimum	Target	Maximum
Joseph C. Hete
ATSG Earnings Before Interest and Taxes	75.0%	$14,100	$274,950	$458,250	$133,950
Other Performance Measures	25.0%	4,700	91,650	152,750	122,200
Broaden Base of Interest/Investment in Company
Financial Analysis and Contract Management/Administration Matters
Strategic Sales and Marketing Initiatives
Corporate Governance Matters
Financial and Interim Budget Reporting Matters
Credit Facility and Financing Matters
Strategic Business Matters
Cost Reduction Matters
Total					$256,150
Quint O. Turner
ATSG Earnings Before Interest and Taxes	75.0%	$7,950	$119,250	$198,750	$59,625
Other Performance Measures	25.0%	2,650	39,750	66,250	59,625
Broaden Base of Interest/Investment in Company
Financial Analysis and Contract Management/Administration Matters
Corporate Governance Matters
Financial and Interim Budget Reporting Matters
Credit Facility and Financing Matters
Strategic Business Matters
Cost Reduction Matters
Total					$119,250
W. Joseph Payne
ATSG Earnings Before Interest and Taxes	75.0%	$7,500	$112,500	$187,500	$56,250
Other Performance Measures	25.0%	2,500	37,500	62,500	56,250
Financial Analysis and Contract Management/Administration Matters
Corporate Governance Matters
Cost Reduction Matters
Total					$112,500
Richard F. Corrado
ATSG Earnings Before Interest and Taxes	75.0%	$7,200	$108,000	$180,000	$54,000
Other Performance Measures	25.0%	2,400	36,000	60,000	54,000
Financial Analysis and Contract Management/Administration Matters
Strategic Sales and Marketing Initiatives
Cost Reduction Matters
Total					$108,000
John W. Graber (1)
ABX Air Earnings Before Interest and Taxes	75%	$8,700	$130,500	$217,500	$—
ABX Air On-time Service for DHL	25%	2,900	43,500	72,500	—
Total					$—

(1)	Mr. Graber was ineligible to receive incentive compensation under the EIC Plan for 2011 due to his resignation from ABX Air on July 8, 2011.
The amounts paid to the named executive officers under the EIC Plan for 2011 are also set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

Long-Term Incentive Compensation
The Company's executives, including the named executive officers, and senior management are eligible to participate in the Company's omnibus long-term incentive plan entitled the Air Transport Services Group, Inc. Amended and Restated 2005 Long-Term Incentive Plan (the "LTI Plan"). The long-term incentive compensation awards for the named executive officers are comprised of restricted stock awards and performance-based stock unit awards. The purpose of the LTI Plan is to foster and promote the long-term financial success of the Company, to reward performance and to increase stockholder value by providing participants appropriate incentives and awards; to enable the Company to attract and retain the services of outstanding individuals; to encourage stock ownership in the Company; and to align the interests of management and directors with that of stockholders. The LTI Plan authorizes a wide range of equity awards, including stock options, restricted stock awards, restricted stock units, stock awards, stock appreciation rights and performance-based awards payable in shares or cash and other forms of equity compensation.
Since the approval of the LTI Plan, the Compensation Committee has granted restricted stock awards and performance-based stock unit awards to the Company’s named executive officers and other executives and members of the senior management group on an annual basis under the terms of the LTI Plan. The amount of the total long-term incentive grants to be received by each named executive officer is typically determined by multiplying the officer's base salary by a percentage, the latter of which depends on the position held. The percentage is 100% in the case of the Chief Executive Officer (Mr. Hete), 80% (70% for awards granted prior to 2011) in the case of the Chief Financial Officer (Mr. Turner), Chief Commercial Officer (Mr. Corrado) and the Sr. Vice President, Corporate General Counsel & Secretary (Mr. Payne), and 70% in the case of subsidiary presidents (such a Mr. Graber). The restricted stock awards and performance-based stock unit awards are divided evenly, so that half of the long-term incentive compensation value is delivered in restricted stock and half is delivered in performance-based stock units. The number of shares of restricted stock and performance-based stock units to be received is determined by dividing the value derived above by the stock price on the date of grant, provided, however, that in order to ensure that adequate share reserves are maintained under the LTI Plan, an assumed stock price of $3.00 per share will be used whenever the stock price is trading below that amount as of the date of grant. The Compensation Committee typically authorizes the grant of awards at the close of the market on the third full trading day after the issuance of the Company’s earnings for the fourth quarter and year-end.

Restricted Stock Awards
Under the restricted stock award agreements, shares of stock are issued in the name of each of the participant employees, but are held in escrow until they fully vest. Ordinarily, the vesting period is approximately 34 months from the date of grant. The employees may exercise any voting rights associated with the restricted stock while in escrow, and any dividends paid on the restricted stock are also held in escrow and paid once they are fully vested. The restrictions will be removed and the stock distributed to the employees if they are actively employed at the end of the vesting period, but may be settled earlier or forfeited in certain limited circumstances under the terms of the award agreements.
The number of shares of restricted stock that were granted to each of the named executive officers during fiscal year 2011, all of which will vest at the end of the restriction period, are set forth in the “All Other Stock Awards: Number of Shares of Stock or Units” column of the “Grants of Plan-Based Awards Table” below.

Performance-Based Stock Unit Awards
Under the performance-based stock unit award agreements, the performance units will be converted to an equal number of common stock of the Company and paid out or forfeited, depending upon whether and the extent to which certain performance criteria are met during the performance period. The performance period is ordinarily 36 months. The performance-based stock units consist of two types—stock performance units and return-on-invested-capital ("ROIC") units (prior to 2009, the Committee authorized the grant of return-on-equity units in lieu of ROIC units.). The agreements contain an equal number of stock performance units and ROIC units. The performance criteria for the stock performance units are based upon the extent to which the appreciation in the Company’s stock during the performance period equals or exceeds the total stockholder return performance of the NASDAQ Transportation Index during the same period. Each award agreement contains the following chart, setting forth when the awards are earned or forfeited:

If, on December 31, [. . . .], the Company’s stock performance is . . .	You will receive the following number of shares of Company stock . . .
Below the 40th percentile of the NASDAQ Transportation Index	—
At the 40th percentile of the NASDAQ Transportation Index (threshold Stock Performance Unit level) . . .	#
At the 50th percentile of the NASDAQ Transportation Index (target Stock Performance Unit level) . . .	#
At the 75th or higher percentile of the NASDAQ Transportation Index (maximum Stock Performance Unit Level) . . .	#

For performance outcomes between the 40th percentile and the 75th percentile levels, actual awards will be interpolated.
The ROIC units are based upon how the Company’s average return on invested capital during the performance period compares to the levels specified under the award agreements. Each award agreement contains the following chart, setting forth when the awards are earned or forfeited:

If, over the Performance Period, the Company’s Average Return on Invested Capital is . . .	You will receive the following number of shares of Company stock . . .
Less than 8%	—
8% ("threshold ROIC Unit level")...	#
10% ("target ROIC Unit level")...	#
12% or higher ("maximum ROIC Unit level")...	#

For performance outcomes between the 8% ROIC and 12% ROIC levels, actual awards will be interpolated.
The performance-based stock units (both stock performance units and ROIC units) may be settled earlier or forfeited in certain limited circumstances under the terms of the award agreements.

Long-Term Incentive Compensation Grants for 2012
The Compensation Committee authorized the grant of awards under the LTI Plan for 2012 at the close of the market on the third full trading day after the issuance of the Company’s earnings for the fourth quarter and year-ended December 31, 2011. On that date, which was March 8, 2012, the named executive officers were granted the following awards:

	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)			Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Restricted Stock Units	Return on Invested Capital Units	Stock Performance Units	Restricted Stock Units	Return on Invested Capital Units	Stock Performance Units
Joseph C. Hete	46,200	23,100	34,650	$218,064	$109,032	$163,548
Quint O. Turner	19,500	9,750	14,625	92,040	46,020	69,030
W. Joseph Payne	18,500	9,250	13,875	87,320	43,660	65,490
Richard F. Corrado	17,100	8,550	12,825	80,712	40,356	60,534
John W. Graber(3)	—	—	—	—	—	—

(1)
The amounts shown reflect the number of shares of restricted stock and performance-based stock units that were granted to each of the named executive officers for fiscal year 2012 under the Company's LTI Plan. In addition, the amounts shown assume that the ROIC units will be paid out at the target level and the stock performance units will be paid out at the maximum level, based on the Company's performance under the respective awards as of December 31, 2011. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.” The grants will vest on December 31, 2014.

(2)
The amounts shown were calculated using a per share value of $4.72, the closing market price of our common stock on December 30, 2011, the last business day of the year. In addition, the amounts shown assume that the ROIC units will be paid out at the target level and the stock performance units will be paid out at the maximum level, based on the Company’s performance under the respective awards as of December 31, 2011.

(3)	Mr. Graber did not receive a stock grant in 2012 due to his resignation from ABX Air on July 8, 2011.

Equity Compensation Plan Information
The following table sets forth, for the LTI Plan, the number of shares of common stock subject to outstanding performance-based stock units and the number of shares remaining available for future award grants, in each case, as of March 14, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by stockholders	2,376,172	N/A	2,577,045
Total	2,376,172	N/A	2,577,045

Stock Ownership Guidelines
To better align the interests of the Company's executives, including the named executive officers, with the interests of stockholders, the Committee requires that certain executives, including the named executive officers, maintain a minimum ownership interest in the Company. The amount of stock required to be owned and retained is based on the minimum number of shares totaling in value as of the date of grant or purchase (including restricted stock granted under the Company’s Amended and Restated 2005 Long-Term Incentive Plan) and a multiple of the executive's base salary, which multiple depends upon the position held.

Company-Sponsored Retirement and Benefit Plans

Retirement Plans
ATSG and its subsidiaries maintain several retirement plans for their executives , including the named executive officers, and other employees that are not covered by a collective bargaining agreement. These plans are designed to help the Company retain and attract employees for key positions. Among these, the named executive officers participate in one or more of the following plans: (i) the ABX Air Capital Accumulation Plan, which is both a defined contribution 401(k) plan (the “CAP 401(k) 5%”) and a voluntary 401(k) salary deferral plan (the “CAP 401(k)”), (ii) the ABX Air Retirement Income Plan (the “ABX RIP”), which is a defined benefit pension plan, (iii) the ABX Air Profit Sharing Plan (the “ABX PSP”), which is a defined contribution plan (no contributions to this plan have been made for non-union employees since January 1, 2000), and (iv) the ABX Supplemental Executive Retirement Plan (the "SERP"), a non-qualified and unfunded plan that provides for benefits in excess of statutory limits.
All eligible full and part-time non-union employees of ATSG, including the named executive officers, who complete 60 days of service and work at least 1,000 hours during the year receive a company contribution to the CAP 401(k) 5%, which is a defined contribution plan. Under the CAP 401(k) 5%, employees that have completed three continuous years of employment with the company and worked at least 1,000 hours each year earn the right to receive benefits upon termination. Contributions are calculated as the product of 5% of eligible annual pay for each year of service, and the contributions are deposited in the CAP 401(k) 5%.
Similarly, all full and part-time non-union employees of ATSG, including the named executive officers, are also eligible to participate in the CAP 401(k), which is a 401(k) plan that allows voluntary deferrals of up to 75% of an employee’s pay, subject to IRS income limits. Prior to April 1, 2010, the CAP 401(k) provided matching funds to participants based on the participant’s rate of deferral. The match was 35% of the first 6% of deferred pay (up to the IRS compensation limits). In addition, there was an opportunity for an incentive match of up to 25% of the first 6% of deferred pay (up to the IRS compensation limits). On April 1, 2010, the matching contributions were discontinued for all groups.
Messrs. Hete, Turner and Payne are eligible to receive benefits under the ABX RIP. The ABX RIP is a floor offset pension plan that works in step with the ABX PSP. Under the ABX RIP, all eligible full and part-time non-union employees of ATSG that have completed five continuous years of employment with the Company earn the right to receive benefits upon termination at the normal retirement age of 65 or reduced benefits upon early retirement, on or after age 55, with 10 or more years of service. Retirement benefits are calculated as the product of 2% times the final average annual eligible pay for the first 25 years of service and 0.5% times the final average annual eligible pay for each year after the first 25 years of service, less the actuarial equivalent of the ABX PSP balance. The ABX RIP was frozen on January 14, 2010, and, as such, no years of service or average monthly compensation has been credited to the participants since that date in determining the benefit available under the ABX RIP.
In addition, Messrs. Hete, Turner and Payne are eligible to participate in the SERP. Mr. Graber was also eligible to participate in the SERP prior to his resignation from ABX Air on July 8, 2011. The SERP provides an age 62 targeted benefit of 50% of a participant’s Final Average Earnings (FAEs) for 25 or more years of service, which benefit is reduced by 4% a year for each year of service less than 25 years. In addition, a participant may elect early retirement as early as age 55 provided he or she has at least 10 years of service with the Company. The benefit is reduced by 6% a year for early retirement before age 62. Participants become vested in the SERP after completing 5 years of service with the Company. Prior to the date upon which the SERP was frozen, benefits earned through the formula were offset by benefits from Social Security, the ABX RIP, the ABX PSP and the CAP 401(k) 5%. On March 12, 2009, the Board of

Directors approved freezing the SERP, effective April 14, 2009. Accordingly, years of service used to calculate the targeted benefit as well as FAEs were frozen as of that date.

Benefit Plans
The core benefit package for the named executive officers and all other employees of the Company includes health, dental, vision, short and long-term disability, group term life insurance, accidental death and dismemberment ("AD&D") insurance, and certain post-retirement benefits. The core benefit package is designed to assist the Company in retaining and attracting employees for key positions. The core benefit package for all of the employees of ATSG, including the named executive officers, also includes business travel accident insurance. The named executive officers participate in the Company’s benefit plans on the same basis as all other Company employees, except to the extent described under the heading “Retirement Plans” and “Potential Payments upon Termination or Change in Control.”

Change-in-Control Agreements
The Company has entered into change-in-control agreements with certain of its executives, including the named executive officers. Information regarding applicable payments under such agreements for the named executive officers is set forth under “Potential Payments Upon Termination or Change in Control” below.

Financial Restatements
Certain bonuses and equity compensation received by the Chief Executive Officer and Chief Financial Officer must be forfeited as required by applicable law if the Company is required to prepare an accounting restatement due to material non-compliance by the Company, as a result of misconduct, with any financial reporting requirements under the securities laws.

Tax and Accounting Implications

Deductibility of Executive Compensation
As part of its evaluation, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under its incentive compensation plans are generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its officers. The Compensation Committee believes that all of the compensation earned in 2011 by the Company’s executives, including the named executive officers, will be deductible.

Accounting for Stock-Based Compensation
The Company began accounting for stock-based payments in accordance with the requirements of FASB ASC Topic 718, beginning with the initial grant of awards under the Company’s Amended and Restated 2005 Long-Term Incentive Plan.

Compensation Committee Report
This report will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference and will not be deemed soliciting material or deemed filed under those Acts.
The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the

Compensation Discussion and Analysis be included in the Company’s definitive proxy statement on Schedule 14A for its 2012 annual meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, each as filed with the Securities and Exchange Commission.
Respectfully submitted,
The Compensation Committee
James E. Bushman, Chairman
James H. Carey
John D. Geary
J. Christopher Teets
Jeffrey J. Vorholt

Summary Compensation Table
The following table sets forth the total compensation earned by, including the stock awards granted to, each of the named executive officers for the fiscal years ended December 31, 2011, December 31, 2010, and December 31, 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Joseph C. Hete	2011	$470,000	$—	$746,730	$256,150	$637,259	$14,842	$2,124,981
President & Chief Executive Officer	2010	420,000	—	462,000	415,275	375,743	23,792	1,696,810
	2009	420,000	83,000	46,500	302,851	124,814	17,195	994,360

Quint O. Turner	2011	265,000	—	358,968	119,250	195,941	14,038	953,197
Chief Financial Officer	2010	255,000	—	196,240	194,756	98,632	22,729	767,357
	2009	255,000	45,000	46,500	235,136	73,524	10,724	665,884

W. Joseph Payne	2011	250,000	—	348,192	112,500	77,313	13,935	801,940
Senior VP Corp General Counsel & Secretary	2010	230,000	—	169,840	175,663	37,918	22,625	636,046
	2009	220,000	45,000	46,500	194,304	43,021	11,612	560,437

Richard F. Corrado	2011	240,000	—	183,192	108,000	—	91,400	622,592
Chief Commercial Officer	2010	180,000	—	105,600	137,475	—	206,718	629,793
	2009	—	—	—	—	—	—	—

John W. Graber	2011	142,769	—	220,908	—	—	20,241	383,918
President, ABX Air	2010	290,000	—	223,520	106,575	15,183	21,492	656,770
	2009	290,000	25,000	46,500	237,969	17,728	9,845	627,042

(1)
The amounts shown reflect the award of cash bonuses on March 15, 2010, from a discretionary awards bonus pool approved by the Compensation Committee, from which additional bonus amounts were paid to certain executives, including certain of the named executive officers, participating in the Company's EIC Plan, for their significant contributions to the Company during 2009. The Compensation Committee took into account the extraordinary efforts of the executives in managing the business through the implementation by DHL of its U.S. restructuring plan and in securing a new business arrangement with DHL.

(2)
The amounts shown reflect the aggregate grant date fair value, in accordance with FASB ASC Topic 718, of restricted stock and performance-based stock units under the LTI Plan. The amounts shown for the performance-based stock units were computed based on the probable outcome of the performance conditions as of the grant date. Assuming the highest level of outcome, the maximum value of the performance-based stock units in 2011 would have been: Hete ($870,533), Turner ($411,402), Payne ($397,713), Corrado ($232,713) and Graber ($280,624). Assuming the highest level of outcome, the maximum value of the performance-based stock units in 2010 would have been: Hete ($588,000), Turner ($249,760), Payne ($216,160), Corrado ($134,400) and Graber ($284,480). There were no performance-based stock units granted in 2009. Assumptions used in the calculation of these amounts are included in Note L to the Company’s audited financial statements for the fiscal year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2012. Mr. Graber forfeited his stock grants for 2011 and 2010 arising from his resignation from ABX Air on July 8, 2011. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

(3)
The amounts shown reflect the award of cash incentive compensation on March 16, 2012, March 15, 2011 and March 15, 2010, under the EIC Plan. Mr. Graber was ineligible to receive incentive compensation under the EIC Plan for 2011 due to his resignation from ABX Air on July 8, 2012. The EIC Plan is described in further detail above under the heading “Short-Term Incentive Compensation.”

(4)
The amounts shown reflect the respective actuarial increases in the present value of the named executive officers’ benefits under the RIP and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The SERP provides an age 62 targeted benefit of 50% of a participant’s Final Average Earnings (FAEs) at 25 years of service. For each year of service below 25 years, a 4% per year reduction factor is applied. If a participant retires between ages 55 and 62, an additional 6% per year reduction factor is applied. The new targeted 50% benefit is offset by the ABX RIP (before the ABX Air Profit Sharing Plan offset) or the actuarial equivalent of the CAP 401(k) 5% employer contribution and an estimated Social Security benefit based on the maximum amount. If a participant terminates prior to age 55, the SERP benefit will be payable at age 55. If a participant does not have 5 years of service at termination, they are not eligible for a SERP benefit. The SERP benefit will be paid as a lump sum based on RP 2000 annuitant mortality projected to 2018 and 5.55% interest. The increase in annual change in pension value and non-qualified deferred compensation in 2011 as compared to 2010 for Messrs. Hete, Turner and Payne was primarily attributable to the lower market discount rates in 2011. Mr. Corrado does not participate in the ABX RIP or the SERP. Mr. Graber did not participate in the ABX RIP and was not vested in the SERP, as he did not have five years of service, prior to his resignation from ABX Air on July 8, 2011.

(5)
The amounts shown reflect the value of matching contributions allocated by the Company to each of the named executive officers pursuant to the CAP 401(k) 5%, the dollar value of life insurance premiums paid by the Company for the benefit of each of the named executive officers, relocation assistance paid by the Company, and commuting and temporary living expenses paid by the Company for each named executive officer, as follows:

(a)
The amounts for Mr. Hete include matching contributions allocated by the Company pursuant to the CAP 401(k) 5% plan ($12,250, $21,070 and $8,244 for 2011, 2010 and 2009, respectively) and the dollar value of life insurance premiums paid by the Company ($2,592, $2,722 and $8,951 for 2011, 2010 and 2009, respectively).

(b)
The amounts for Mr. Turner include matching contributions allocated by the Company pursuant to the CAP 401(k) 5% plan ($12,250, $21,070 and $7,905 for 2011, 2010 and 2009, respectively) and the value of life insurance premiums paid by the Company ($1,788, $1,659 and $2,819 for 2011, 2010 and 2009, respectively).

(c)
The amounts for Mr. Payne include matching contributions allocated by the Company pursuant to the CAP 401(k) 5% plan ($12,250, $21,070 and $9,128 for 2011, 2010 and 2009, respectively) and the value of life insurance premiums paid by the Company ($1,685, $1,555 and $2,483 for 2011, 2010 and 2009, respectively).

(d)
The amounts for Mr. Corrado include matching contributions allocated by the Company pursuant to the CAP 401(k) 5% plan ($12,250 for 2011), the value of life insurance premiums paid by the Company ($1,555 and $907 for 2011 and 2010, respectively), relocation assistance ($16,124 and $170,655 for 2011 and 2010, respectively), commuting expenses ($24,615 for 2010) and housing and other living expenses ($61,471 and $10,541 for 2011 and 2010, respectively).

(e)
The amounts for Mr. Graber include matching contributions allocated by the Company pursuant to the CAP 401(k) 5% plan ($0, $19,600 and $6,588 for 2011, 2010 and 2009, respectively), the value of life insurance premiums paid by the Company ($1,104, $1,892 and $3,257 for 2011, 2010 and 2009, respectively), and the payment of unused vacation benefits to Mr. Graber at the time of his departure from the Company on July 8, 2011 ($19,137).

Grants of Plan-Based Awards Table
The following table summarizes the grants of plan-based awards made to each of the named executive officers during the fiscal year ended December 31, 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph C. Hete	3/8/2011*				8,925	12,750	19,125		$142,417
	3/8/2011**				8,925	12,750	19,125		105,188
	3/8/2011							25,500	210,375
	3/8/2011							35,000	288,750
	N/A	$18,800	$366,600	$611,000

Quint O. Turner	3/8/2011*				3,780	5,400	8,100		60,318
	3/8/2011**				3,780	5,400	8,100		44,550
	3/8/2011							10,800	89,100
	3/8/2011							20,000	165,000
	N/A	10,600	159,000	265,000

W. Joseph Payne	3/8/2011*				3,570	5,100	7,650		56,967
	3/8/2011**				3,570	5,100	7,650		42,075
	3/8/2011							10,200	84,150
	3/8/2011							20,000	165,000
	N/A	10,000	150,000	250,000

Richard F. Corrado	3/8/2011*				3,570	5,100	7,650		56,967
	3/8/2011**				3,570	5,100	7,650		42,075
	3/8/2011							10,200	84,150
	N/A	9,600	144,000	240,000

John W. Graber	3/8/2011*				4,305	6,150	9,225		68,695
	3/8/2011**				4,305	6,150	9,225		50,738
	3/8/2011							12,300	101,475
	N/A	11,600	174,000	290,000

(1)
The amounts shown reflect the threshold, target and maximum payment levels under the EIC Plan. The EIC Plan is described in further detail above under the heading “Short-Term Incentive Compensation.” There is no grant date for awards made under the EIC Plan. The actual payments were made on March 16, 2012 and are disclosed above under the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)
The amounts shown reflect the threshold, target and maximum number of shares of Company stock that can be awarded to each of the named executive officers with respect to the grant of stock performance units and ROIC units made under the LTI Plan. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.” The stock performance units are identified with an "*" and the ROIC units are identified with an "**".

(3)
The amounts shown reflect the number of shares of restricted stock that were awarded to each of the named executive officers under the LTI Plan. The Compensation Committee awarded additional shares of restricted stock to Messrs. Hete, Turner and Payne over and above the amount that would otherwise have ordinarily been awarded under the LTI Plan, in recognition of their efforts in managing the business through the implementation by DHL of its U.S. restructuring plan and securing a new business arrangement with DHL. Mr. Hete was awarded an additional 35,000 shares and Messrs. Turner and Payne were each awarded an additional 20,000 shares. The additional shares were awarded under the same terms as other restricted stock awards, except that the shares will vest 18 months from the date of grant. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

(4)
The amounts shown reflect the aggregate grant date fair value, in accordance with FASB ASC Topic 718, of restricted stock and performance-based stock units under the LTI Plan. This amount assumes the performance-based stock units were computed based on the probable outcome of the performance conditions as of the grant date. Assumptions used in the calculation of these amounts are included in Note L to the Company’s audited financial statements for the fiscal year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2012. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth information about outstanding equity awards held by the named executive officers as of December 31, 2011.

	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)			Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Name		Restricted Stock	Return on Invested Capital Units	Stock Performance Units	Restricted Stock	Return on Invested Capital Units	Stock Performance Units
Joseph C. Hete	4/6/2010	52,500	21,131	39,375	$247,800	$99,738	$185,850
	3/8/2011	60,500	10,073	8,925	285,560	47,545	42,126
Quint O. Turner	4/6/2010	22,300	8,976	16,725	105,256	42,367	78,942
	3/8/2011	30,800	4,266	3,780	145,376	20,136	17,842
W. Joseph Payne	4/6/2010	19,300	7,768	14,475	91,096	36,665	68,322
	3/8/2011	30,200	4,029	3,570	142,544	19,017	16,850
Richard F. Corrado	4/6/2010	12,000	4,830	9,000	56,640	22,798	42,480
	3/8/2011	10,200	4,029	3,570	48,144	19,017	16,850
John W. Graber(3)	N/A	—	—	—	—	—	—

(1)
The amounts shown reflect the number of shares of restricted stock and performance-based stock units that were granted to each of the named executive officers for fiscal years 2010 and 2011 under the LTI Plan. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.” The grants made in fiscal years 2010 and 2011 will vest on December 31, 2012, and December 31, 2013, respectively.

(2)
The amounts shown were calculated using a per share value of $4.72, the closing market price of our common stock on December 30, 2011, the last business day of the year. In addition, the amounts shown assume that the stock performance units will be paid out at the maximum level for the 2010 awards and at the threshold level for the 2011 awards, while the ROIC units will be paid out at the threshold level for both the 2010 and 2011 awards, based on the Company’s performance under the respective awards as of December 31, 2011.

(3)	Mr. Graber had no outstanding equity awards as of December 31, 2011, due to his resignation from ABX Air on July 8, 2011

Vested Equity Awards at Fiscal Year-End Table
The following table sets forth information about equity awards held by the named executive officers that vested on December 31, 2011.

	Number of Shares Acquired on Vesting (#)(1)			Value Realized on Vesting ($)(2)
Name	Restricted Stock	Return on Invested Capital Units	Stock Performance Units	Restricted Stock	Return on Invested Capital Units	Stock Performance Units
Joseph C. Hete	50,000	—	—	$236,000	—	—
Quint O. Turner	50,000	—	—	236,000	—	—
W. Joseph Payne	50,000	—	—	236,000	—	—
Richard F. Corrado(3)	—	—	—	—	—	—
John W. Graber(4)	—	—	—	—	—	—

(1)
The amounts shown reflect the number of shares of restricted stock units that were granted to each of the named executive officers for fiscal year 2009 that vested on December 31, 2011, under the LTI Plan. The LTI Plan is described in further detail above under the heading “Long-Term Incentive Compensation.” There were no performance-based awards issued in 2009.

(2)
The amounts shown were calculated using a per share value of $4.72 for the restricted stock, which was the closing market price of our common stock on the date of vesting, December 30, 2011, the last business day of 2011.

(3)
Mr. Corrado joined the Company on April 1, 2010, and therefore had no grants of restricted stock or performance-based awards under the LTI Plan that would have been eligible for vesting as of December 31, 2011.

(4)	Mr. Graber forfeited 50,000 shares of restricted stock that would have vested on December 31, 2011, due to his resignation from ABX Air on July 8, 2011.

Pension Benefits Table
The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the ABX RIP and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)
Joseph C. Hete	Retirement Income Plan	29.3	$649,032
	Supplemental Executive Retirement Plan	25.0	3,271,982
Quint O. Turner	Retirement Income Plan	21.6	435,436
	Supplemental Executive Retirement Plan	20.8	425,848
W. Joseph Payne	Retirement Income Plan	14.7	320,133
	Supplemental Executive Retirement Plan	13.9	—
Richard F. Corrado(3)	Retirement Income Plan	N/A	—
	Supplemental Executive Retirement Plan	N/A	—
John W. Graber(4)	Retirement Income Plan	N/A	—
	Supplemental Executive Retirement Plan	N/A	—

(1)	The ABX RIP and the SERP are described in further detail above under the heading, “Retirement Plans.”

(2)
The valuation method and assumptions used to calculate the amounts shown are included in Note H to the Company’s audited financial statements for the fiscal year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2012, and are based on the SERP in effect as of December 31, 2011.

(3)	Mr. Corrado does not participate in the ABX RIP or the SERP.

(4)	Mr. Graber did not participate in the ABX RIP and was not vested in the SERP, as he did not have five years of service, prior to his resignation from ABX Air on July 8, 2011.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Retirement
Certain executives of ATSG and ABX Air, including certain of the named executive officers, participated in the ABX RIP and the SERP in 2011. These plans are discussed above under the heading “Retirement Plans” and the present value of accumulated benefits payable to each of the named executive officers under these plans is described above under the heading “Pension Benefits Table.”
In addition, the restriction on any shares of restricted stock would be removed automatically and the stock distributed to the executive in conjunction with his retirement. Further, a pro-rata portion of the award of any performance-based stock units would be paid out to the executive at the end of the performance period.

Payments Made Upon Disability
Under the terms of ATSG's and ABX Air’s short-term disability plan, each of the named executive officers would be entitled to receive 50% of his annual base salary (up to a maximum of $1,000 per week) for a six-month period beginning 15 days from the date he first became disabled. In the event the named executive officer continued to be disabled for a period longer than six months, he would be entitled to participate under the company’s long-term disability plan. Under ATSG’s and ABX Air’s long-term disability plan, the named executive officer would be entitled to receive 66 2/3% of his annual base salary (up to a maximum of $15,000 per month) during the period of disability. The payments would continue until the named executive officer died, ceased to have a disability or reached his normal retirement age for purposes of receiving Social Security benefits. The definition of disability is the same as that used for the disability plans covering all full-time non-union employees of such companies. Namely, the named executive officer must be unable to perform the material and substantial duties of his occupation. Further, after 24 months, the named executive officer must be unable to perform the duties of any gainful occupation for which he is reasonably fitted by education, training or experience. The disability benefits would be reduced by any benefits payable under the company’s pension plans, social security, workers compensation or via subrogation against a third party.
In addition, the restriction on any shares of restricted stock would be removed automatically and the stock distributed to the named executive officer in the event that he were to become disabled. Further, a pro-rata portion of the award of any performance-based stock units would be paid out to the named executive officer at the end of the performance period.

Payments Made Upon Death
In the event of the death of a named executive officer, his surviving spouse would receive those amounts that have accrued and vested under the ABX RIP and the SERP in the form of a 50% joint and survivor benefit and his beneficiaries would receive those amounts that have accrued and vested under the ABX Air Profit Sharing Plan, which benefit plans are discussed above in this proxy statement, including under the headings “Summary Compensation Table” and “Pension Benefits.” In addition, the named executive officer’s beneficiaries would receive life insurance proceeds in the amount of 2 1/2 times his annual base salary, rounded up to the next $10,000, up to a maximum of $1.5 million. Further, in the event the cause of death was attributable to an accident, the beneficiaries would receive an additional 2 1/2 times the named executive officer’s annual base salary, rounded up to the next $10,000, up to a maximum of $1.5 million over and above the life insurance benefit. Further, in the event the cause of death was attributable to an accident while traveling on company business, the beneficiaries would receive an additional 2 times annual base salary, rounded up to the next $1,000, up to a maximum of $500,000 over and above the life insurance benefit and accidental death benefit.
In addition, the restriction on any shares of restricted stock would be removed automatically and the stock distributed to the name executive officer's beneficiaries in the event of his death. Further, a pro-rata portion of the award of any performance-based stock units would be paid out to the executive’s beneficiaries at the end of the performance period.

Payments Upon Change In Control
The Company has entered into change-in-control agreements with certain of its executives, including the named executive officers, as described below under the heading “Potential Payments Upon Termination or Change in Control Table.” The agreements provide that, in the event of a change in control of the Company or the subsidiary that employs the executive, the executive will have the right to remain employed, at not less than his respective rate of compensation in effect as of the date of the change in control, for at least four years thereafter.
A change in control is generally defined in the agreements as (i) the direct or indirect acquisition by any person of a greater than fifty percent (50%) ownership interest in or voting power over the Company or the subsidiary of the Company that employs the executive, (ii) the direct or indirect acquisition by any person, within any twelve (12) month period, of a thirty percent (30%) or more ownership interest in or voting power over the Company or the subsidiary of the Company that employs the executive, (iii) a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, or (iv) the acquisition by any person, within any twelve (12) month period, of assets from the Company or the subsidiary of the Company that employs the executive that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company or the subsidiary, as applicable.
The agreements generally provide that, if an executive is terminated without “cause” (defined as willful and continued failure to perform duties after demand from the Board, or willful or gross misconduct) within four years after a change in control, the Company must pay the executive, in addition to all accrued compensation, the equivalent of two years’ (three years’ in the case of the Chief Executive Officer) salary and bonus. In addition, the executive is entitled to the continuation of his group health insurance coverage and certain other benefits for the remainder of the term of the agreement, reimbursement for outplacement services and, if a participant, increased benefits under the SERP. The Company or subsidiary that employs the executive is required to provide the same additional compensation and benefits described above in the event an executive officer resigns due to a material reduction by his employer in his salary, authority, duties or responsibilities or a material change in the geographic location of his employment.
In the event of a change in control, the restrictions on any shares of restricted stock will lapse and the stock will be distributed. In addition, the performance objectives imposed on any performance-based stock units will be deemed to have been met at the threshold level or any higher level actually achieved as of the date of the change in control (“Accelerated Units”) and the executive will receive cash or stock (depending on the nature of the change in control) as if the performance period ended on the date of the change in control. The amount awarded with respect to performance-based stock units will be determined by multiplying the Accelerated Units by the number of whole months between the beginning of the performance period and the date of the change in control divided by the number of whole months in the performance period.

Potential Payments Upon Termination or Change in Control Table
The table below shows potential payments to each of the named executive officers upon retirement, disability, death or termination upon a change in control of the Company. The amounts shown assume that a termination was effective as of December 31, 2011 and are estimates of the amounts that would be paid to the executives upon their termination in addition to the base salary and bonus earned by the executives during 2011 and any applicable pension amounts payable to the executive officers described above under the headings “Pension Benefits” and “Pension Benefits Table.” The actual amounts that would be paid can only be determined at the actual time of an executive’s termination.

Name	Type of Benefit	Retirement ($)	Disability ($)	Death ($)	Termination Without Cause or for Good Reason After a Change in Control ($)
Joseph C. Hete	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	1,300,000	—
	Restricted Stock(3)	533,360	533,360	533,360	533,360
	Performance-Based Stock Units(4)	206,240	206,240	206,240	206,240
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	2,842,575
	Health Care Continuation Coverage(6)	31,064	—	—	110,496
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	29,088
	Job Outplacement Services(8)	—	—	—	10,000
Quint O. Turner	Long-Term Disability Payments(1)	—	180,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	690,000	—
	Restricted Stock(3)	—	250,632	250,632	250,632
	Performance-Based Stock Units(4)	—	87,584	87,584	87,584
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	976,262
	Health Care Continuation Coverage(6)	—	—	—	110,496

	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	25,872
	Job Outplacement Services(8)	—	—	—	10,000
W. Joseph Payne	Long-Term Disability Payments(1)	—	173,333	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	650,000	—
	Restricted Stock(3)	—	233,640	233,640	233,640
	Performance-Based Stock Units(4)	—	76,331	76,331	76,331
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	908,076
	Health Care Continuation Coverage(6)	—	—	—	110,496
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	24,748
	Job Outplacement Services(8)	—	—	—	10,000
Richard F. Corrado	Long-Term Disability Payments(1)	—	160,000	—	—
	Life and Accidental Death Insurance Proceeds(2)	—	—	600,000	—
	Restricted Stock(3)	—	104,784	104,784	104,784
	Performance-Based Stock Units(4)	—	49,857	49,857	49,857
	Severance Pay under Change-in-Control Agreement(5)	—	—	—	791,700
	Health Care Continuation Coverage(6)	—	—	—	110,496
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance(7)	—	—	—	22,844
	Job Outplacement Services(8)	—	—	—	10,000
John W. Graber(9)	Long-Term Disability Payments	—	—	—	—
	Life and Accidental Death Insurance Proceeds	—	—	—	—
	Restricted Stock	—	—	—	—
	Performance-Based Stock Units	—	—	—	—
	Severance Pay under Change-in-Control Agreement	—	—	—	—
	Health Care Continuation Coverage	—	—	—	—
	Premiums for Life, AD&D, Short-Term Disability and Long-Term Disability Insurance	—	—	—	—
	Job Outplacement Services	—	—	—	—

(1)
This amount represents the value of long-term disability payments for one year. However, the executive officer would receive short-term disability benefits for the first six months of any disability, which in the case of the named executive officers would constitute 50% of their base salary (up to a maximum of $1,000 per week).

(2)
This amount assumes the cause of death was not attributable to an accident. The following amounts would be paid to the executive officers’ beneficiaries in the event the cause of death was attributable to an accident: Hete ($2,600,000), Turner ($1,380,000), Payne ($1,300,000) and Corrado ($1,200,000). Further, the following amounts would be paid to the executive officers’ beneficiaries in the event the cause of death was attributable to an accident while traveling on business: Hete ($3,100,000), Turner ($1,880,000), Payne ($1,800,000) and Corrado ($1,700,000).

(3)
These amounts were calculated using a per share value of $4.72, the closing market price of our common stock on December 30, 2011, the last business day of the year. Mr. Hete was eligible for early retirement as of December 31, 2011.

(4)
These amounts were calculated using a per share value of $4.72, the closing market price of our common stock on December 30, 2011, the last business day of the year. In addition, the performance-based stock units awarded in 2010 were valued at the maximum amount for the stock performance units and the threshold amount for the ROIC units. The performance-based stock units awarded in 2011 were valued with no expected payout for the stock performance units and the threshold amount for the ROIC units. Mr. Hete was eligible for early retirement as of December 31, 2011.

(5)
This amount constitutes the equivalent of two years’ (three years’ in the case of Mr. Hete) salary and bonus for the executive officer as well as the cash value of contributions that the Company would have made on his behalf for a 3-year period under the ABX Air Capital Accumulation Plan.

(6)
The amount contained in the "Retirement" column for Mr. Hete constitutes the cumulative value of the portion of his retiree medical coverage that the Company would have paid on his behalf until he reaches age 65, and is merely intended as an estimate. The amount contained in the "Termination Without Cause or for Good Reason Under an Employment Agreement or After a Change in Control" column reflects the value of COBRA continuation coverage for the 4-year term of the change-in-control agreement and is merely intended as an estimate. Under the change-in-control agreement, the Company will pay the executive officer’s health insurance premiums for the remaining term of the agreement, provided that the executive has elected COBRA continuation coverage, and at the end of such continuation coverage period shall arrange for the executive to receive health benefits substantially similar to those which the executive was receiving immediately prior to the termination of the coverage period.

(7)
This amount constitutes the value of life, AD&D, short-term disability and long-term disability insurance premiums that the Company would have paid on the executive officer's behalf for the 4-year term of the change-in-control agreement and is merely intended as an estimate.

(8)	This constitutes the maximum amount that the Company will pay or reimburse to the executive officer for job outplacement services under the terms of the change-in-control agreement.

(9)
Mr. Graber resigned from ABX Air on July 8, 2011, and therefore was ineligible to receive any payments associated with retirement, disability, death or termination upon a change in control of the Company as of December 31, 2011.

Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between the members of the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. None of the members of the Compensation Committee are officers or employees, or former officers or employees, of the Company or any of its subsidiaries.

STOCK OWNERSHIP OF MANAGEMENT
The following table sets forth information as to the shares of common stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) by each director of the Company and the named executive officers on March 14, 2012, and by all directors and executive officers as a group:

Name	Common Stock of the Company Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
Directors(3)
James E. Bushman(7)	129,000	*
James H. Carey	56,413	*
Jeffrey A. Dominick	—	*
John D. Geary	13,000	*
Randy D. Rademacher	25,000	*
J. Christopher Teets(4)	—	*
Jeffrey J. Vorholt(8)	82,000	*
Named Executive Officers(5)
Joseph C. Hete, President and Chief Executive Officer(6)	710,080	1%
Quint O. Turner, Chief Financial Officer	254,332	*
W. Joseph Payne, Senior Vice President, Corporate General Counsel & Secretary	163,809	*
Richard F. Corrado, Chief Commercial Officer	44,300	*
John W. Graber, President, ABX Air(9)	64,380	*
All Directors and Executive Officers as a Group (12 Persons)	1,542,314	2.4%

*	Less than 1% of common stock outstanding.

(1)	Except as otherwise noted, none of the individuals shares with another person either voting or investment power as to the shares reported.

(2)	Based on 64,266,489 shares outstanding (which includes 835,400 shares of restricted stock).

(3)
The stock ownership information for the directors does not include restricted stock units held by the following directors in the following amounts: Messrs. Bushman (78,012), Carey (78,012), Dominick (59,612), Geary (78,012), Rademacher (65,612), Teets (46,012) and Vorholt (78,012).

(4)
The information for Mr. Teets does not include shares beneficially owned by Red Mountain Capital Partners LLC (as defined in footnote 1 on page 4 of this Proxy Statement). Mr. Teets, a Partner of Red Mountain Capital Partners LLC, disclaims beneficial ownership of the shares of the Company beneficially owned by Red Mountain Capital Partners LLC.

(5)	These amounts include the restricted shares held by Messrs. Hete (159,200), Turner (72,600), Payne (68,000) and Corrado (39,300), as to which the holder has sole voting and investment power.

(6)	Mr. Hete also serves as a director.

(7)	This includes 15,000 shares of common stock that are owned by Mr. Bushman's spouse.

(8)	This includes 4,500 shares of common stock that are owned by Mr. Vorholt's spouse.

(9)	This is based on information provided by Mr. Graber, who resigned from ABX Air on July 8, 2011.

PROPOSAL 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of Deloitte & Touche LLP, an independent registered public accounting firm, examined the financial statements of the Company for 2011, and has been selected by the Audit Committee of the Board to serve as the Company’s independent registered public accounting firm for 2012.
The Board is asking the stockholders to ratify the Audit Committee’s selection. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such change would be in the best interest of the Company and its stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the meeting to respond to questions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Fees of the Independent Registered Public Accounting Firm
The aggregate fees billed to the Company for professional services by Deloitte & Touche LLP in calendar years 2011 and 2010 are as follows:

	Year Ended December 31
	2011	2010
Audit Fees	$821,290	$816,561
Audit-Related Fees	—	—
Tax Fees	5,000	—
All Other Fees	—	—
Total	$826,290	$816,561

Audit Fees
These are the aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2011 and December 31, 2010, the effectiveness of the Company’s internal controls as of December 31, 2011 and December 31, 2010, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees
There were no audit-related fees billed for the fiscal years ended December 31, 2011 and December 31, 2010.

Tax Fees
These were the aggregate fees billed for tax services for the fiscal years ended December 31, 2011 and December 31, 2010.

All Other Fees
There were no fees billed for other services for the fiscal years ended December 31, 2011 and December 31, 2010.

Auditor Independence

In considering the nature of the services provided by Deloitte and Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Touche LLP and the Company's management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy
All audit services for 2011 were pre-approved by the Audit Committee. The charter of the Audit Committee provides for pre-approval of all audit and non-audit services performed by the Company’s independent registered public accounting firm. Such pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The charter of the Audit Committee authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to non-audit services, but the decision must be presented to the full Committee at the next regularly scheduled Committee meeting.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking stockholders to approve an advisory resolution on the Company's executive compensation as reported in this proxy statement. The Compensation Committee and the Board of Directors believes that the compensation policies and practices of the Company articulated in the “Compensation Discussion and Analysis” contained in this proxy statement are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company's success.
A significant portion of the compensation of our named executive officers is tied closely to the performance of the Company, thus aligning our officers' interests with those of our stockholders. The annual cash bonus paid to our named executive officers under the Company's Executive Incentive Compensation Plan is based in part on the Company's earnings before interest and taxes, a key metric of Company performance and indicator of stockholder return, while the remainder is designed to incentivize and reward the achievement of short-term goals that are more specifically targeted to the named executive officer. The restricted stock and performance-based stock unit awards made to the named executive officers under the Company's Amended and Restated 2005 Long-Term Incentive Plan, as described on page 19, further aligns our executives' interests with our stockholders' interests.
As disclosed under “Stock Ownership Requirements” and “Stock Ownership of Management”, each of our named executive officers also owns shares of common stock of the Company, thus giving each of them a direct, vested interest in long-term Company performance and stockholder return. Further, with the exception of change of control agreements, the Company does not maintain employment or severance agreements with any of the named executive officers. Each of the named executive officers is employed at will and is expected to perform in order to continue serving as a member of the executive team.
We urge stockholders to read the "Compensation Discussion and Analysis' beginning on page 14 of this proxy statement, which describes in more detail how our executive compensation policies and practices operate and are designed to achieve our compensation objectives, as well the "Summary Compensation Table" and other related compensation tables and narrative, appearing on pages 24 through 33, which provide detailed information on the compensation of our named executive officers. In accordance with recently adopted amendments to the Securities Exchange Act of 1934 (the "Exchange Act"), we are asking stockholders to approve the following advisory resolution at the 2012 Annual Meeting of Stockholders:
RESOLVED, that the stockholders of Air Transport Services Group, Inc. (the "Company") approve, on an advisory basis, the compensation of the Company's named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company's 2012 Annual Meeting of Stockholders.
This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board of Directors. Although non-binding, the Compensation Committee and the Board of Directors will review and consider the voting results when making future decisions regarding our executive compensation program.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of the Company and its subsidiaries officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file.
Based solely on its review of the copies of such forms received by the Company, and on written representations by the officers and directors of the Company and its subsidiaries regarding their compliance with the filing requirements, the Company believes that, in 2011, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Carey filed one late Form 5 reporting transaction involving a bona fide gift.

STOCKHOLDER PROPOSALS
Under the rules of the SEC, if you wish to include a proposal in the Company’s proxy statement for the 2013 annual meeting, it must be received by the Secretary of the Company at Air Transport Services Group, Inc., 145 Hunter Drive, Wilmington, Ohio 45177, no later than November 30, 2012.
Under the Company’s Bylaws, proposals of stockholders intended to be presented at the 2013 annual stockholders’ meeting outside of the proxy statement process must be received by the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting (May 11, 2012); provided, however, that in the event the date of the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any proposals received after such date will be considered untimely. The written notice must satisfy certain requirements specified in the Company’s Bylaws. A copy of the Bylaws will be sent to any stockholder upon written request to the Secretary of the Company. These requirements apply to any matter that a stockholder wishes to raise at the annual meeting other than pursuant to the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934.

ANNUAL REPORT ON FORM 10-K
If any person who was a beneficial owner of common stock of the Company on the record date for the 2012 Annual Stockholders’ Meeting, desires additional copies of the Company’s Report on Form 10-K, such copies will be furnished without charge upon request by writing or calling:
Air Transport Services Group, Inc.
145 Hunter Drive
Wilmington, Ohio 45177
Attn: Executive Assistant
Telephone: (937) 366-2296

We also make available free of charge the Company’s Report on Form 10-K through our Internet website at http://www.atsginc.com.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 11, 2012
This Proxy Statement is available at http://www.proxyvote.com.

OTHER MATTERS
Management is not aware at this time that any other matters are to be presented for action at this meeting. If other matters come before the meeting, the persons named in the enclosed proxy form will vote all proxies in accordance with their best judgment unless the stockholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters. No action will be required of stockholders regarding reports of officers.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO VOTE BY USING THE INTERNET, TELEPHONE OR BY FILLING IN, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING.

By Order of the Board of Directors

/s/ W. Joseph Payne
W. JOSEPH PAYNE
Secretary

March 30, 2012
Wilmington, Ohio

ATSG
Air Transport Services Group, Inc.

AIR TRANSPORT SERVICES GROUP, INC.
145 HUNTER DRIVE
WILMINGTON, OH 45177

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Joseph C. Hete 02 Jeffrey J. Vorholt

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

02 0000000000

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000131935_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

AIR TRANSPORT SERVICES GROUP, INC.
Annual Meeting of Stockholders
May 11, 2012 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John D. Geary and James E. Bushman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Air Transport Services Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 11:00 a.m., local time, on May 11, 2012, at the Boyd Cultural Arts Center/Heiland Theatre, Wilmington College, 1870 Quaker Way Wilmington, Ohio, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR ALL" OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000131935_2 R1.0.0.11699